Exhibit 10.5
AMENDMENT NO. 2
TO
MASTER REPAIR SERVICES AGREEMENT
BY AND BETWEEN
NORTEL NETWORKS LIMITED
AND
FLEXTRONICS TELECOM SYSTEMS LTD.
This Amendment No 2 is effective as of the 8th day of May 2006 (“Effective Date”) by and between Nortel Networks Limited, a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario (“Nortel Networks”) and Flextronics Telecom Systems Ltd., a company organized under the laws of Mauritius, and having its registered office located at Suite 802 St James Court, St Denis Street, Port Louis, Mauritius (“Flextronics”);
each a “Party” and together the “Parties”.
WHEREAS, Nortel Networks and Flextronics previously entered into a Master Repair Services Agreement, executed June 29, 2004 (“Execution Date”) (“Master Repair Services Agreement”) which they thereafter amended by Amendment No. 1 effective February 8, 2005 (the Master Repair Services Agreement and Amendment No 1 thereto shall hereafter be collectively referred to as the “MRSA” );
WHEREAS, Nortel Networks and Flextronics do wish by this Amendment to further amend the MRSA;
WHEREAS pursuant to the MRSA, Flextronics provides Nortel Networks certain repair services in respect of products manufactured pursuant to the terms of the Amended and Restated Master Contract Manufacturing Services Agreement, effective June 29, 2004 (“Manufacturing Agreement”);
WHEREAS the Parties agree that the terms and conditions of the MRSA are intended to come into effect upon execution of each individual Virtual System House Agreement (“VSHA”), (as defined in the MRSA), associated with the Manufacturing Agreement;
WHEREAS the Parties agree that upon execution of the Calgary VSHA (“Calgary VSHA Effective Date”), all the terms and conditions of the MRSA cannot be implemented and applicable between them until such time as Flextronics pursuant to the MRSA assumes control of the CTDI Oakville, CTDI Nashville, PCS North York, and CTDI Westchester Hubs or until such time as the Parties mutually agree to amend the terms and conditions in the MRSA;
WHEREAS the Parties wish to detail in this Amendment No. 2 certain variations of and deviations from the application of the terms and conditions of the MRSA during the period beginning on the Calgary VSHA Effective Date and the date on which Flextronics pursuant to the MRSA assumes control of the CTDI Oakville, CTDI Nashville, PCS North York, and CTDI Westchester Hubs, or until such time as the Parties mutually agree to amend the terms and conditions in the MRSA. (such period hereinafter referred to as the “Interim Period”).

NOW, THEREFORE, intending to be legally bound and in consideration of the promises and the mutual covenants contained herein, the receipt of and sufficiency of which are acknowledged, Nortel Networks and Flextronics agree to the following:
1. Purpose
The Parties hereby agree that the purposes of this Amendment No. 2 is to restate those terms and conditions of the MRSA which are not applicable, or which deviate from or vary the terms and conditions of the MRSA during the Interim Period. For the purposes of this Amendment No 2, the terms and conditions of the MRSA shall apply between the Parties during the Interim Period, except as otherwise provided herein.
2. Term
This Amendment No. 2 shall apply during the Interim Period, and upon expiration of the Interim period, all terms and conditions of the MRSA, as specifically stated therein, shall begin to apply with respect to the Calgary VSHA.
A. Definitions. In addition to other terms which may be defined herein and in the MRSA, the following terms, when capitalized, whether in singular or plural form as appropriate, shall have the meanings set forth herein: “Repair Warranty Period” means zero (0) months from Shipping Date.
B. MRSA. The following provisions of the MRSA shall not apply and shall have no effect to the Calgary repair operations and are hereby varied during the Interim Period:
(i) Section 4.1 (Transfer of Title and Risk of Loss) and section 4.1 shall be replaced with the following: “Flextronics shall tender the shipments to carriers as directed in the routing guide provided by Nortel Networks. Title and risk of loss will pass to Nortel Networks when carrier accepts shipment from Flextronics facility EXW (Ex works, Incoterms 2000). All freight expenses to and from the Hubs to the Repair Center will be paid by Nortel Networks. Any other freight expenses will be paid by Flextronics and invoiced separately to Nortel Networks.”
(ii) Section 5.3 (Management of Third Party Contracts) and section 5.3. shall be replaced with the following: “Flextronics shall be responsible for managing applicable third party vendors, which supply repair materials or services for the Products, as set forth in Exhibit 1 of this Agreement, in order to provide Repair Services under this Agreement.”
(iii) Section 8.2. (Class B Inventory and Class C Inventory) and section 8.2. shall be replaced with the following: “Flextronics will not be responsible for maintaining appropriate levels of Class B Inventory.

Should there be insufficient Class B Inventory available to service a Customer order, it is expected that Flextronics will fast track Class C Inventory, upon arrival at the repair facility, through the repair process in order to meet the level of service criteria as shown in Exhibit 5. Should there not be enough Class C Inventory available to either service a customer order or a normal Class B Inventory restocking demand, then Flextronics shall inform the appropriate Nortel Networks representative as soon as is reasonably practicable. Provided that Flextronics has met it’s obligations in this Agreement for controlling, planning and securing components, Flextronics shall not be held accountable for those level of service misses caused by not having enough Class C Inventory. Flextronics shall not hold Nortel Networks financially accountable for any loss of repair revenues due to a lack of Class C Inventory. Should such event result in an A-B write-down, then Nortel Networks will be financially accountable for any A-B write-down costs.
Except as otherwise agreed in writing by Nortel Networks, all Class C Inventory acquired by Flextronics after the Effective Date shall be used by Flextronics exclusively for the satisfaction of any obligation it may have to provide Repair Services, directly or indirectly, to Nortel Networks under this Agreement.
If Flextronics decides to junk or dispose of Class C Inventory, Flextronics will, upon authorization by Nortel Networks, dispose of such Inventory free of processing charges, utilizing Nortel Networks’ designated reclamation center.”
(iv) Section 8.4 ( Components ) and section 8.4 shall be replaced with the following: “Flextronics shall perform, on an ongoing basis, all activities necessary to manage the supply of Repaired Products in accordance with the terms of this Agreement, such activities to include, but not be limited to, the following:
(a)	conduct and provide to Nortel Networks a summary and forecast of components that any supplier in the supply chain plans to discontinue;

(b)	identify, monitor and react to suppliers end-of-life notifications;

(c)	apply strategic technical analysis of the supply base to proactively warn of potential End-of-Life Inventory trouble areas by product family;

(d)	maintain and provide to Nortel Networks a consolidated list of components (including supplier part numbers) which are approaching end-of-life;

(e)	for components that have had last time buys performed, track and monitor Inventory on hand and projected use up dates with the goal of continuity of supply and be able to react accordingly if the use up date is advanced;

(f)	negotiate with supply base to maintain supply until an alternative solution can be achieved;

(g)	if required by Nortel Networks, research, review and recommend to Nortel Networks for approval (including business case, detailed cost analysis, design plans, last time buy quantity required, qualification and verification plans, scope of intellectual property risk known to Flextronics and the basis of Flextronics’ knowledge) of the best alternative available, such as, perform last time buy, component substitutions, component packaging foot print changes, elimination of the component by incorporating function into another component, specification relaxation to eliminate the need for the component. In this regard, Nortel Networks will provide Flextronics with parameters concerning its forecasted demand for the Product through the Products end-of-life, including, without limitation, the estimated sell-off period and aggregate quantity required and anticipated Product mix (the “End of Life Parameters”). Flextronics shall be entitled to rely on such End of Life Parameters in conducting its analysis;

(h)	when a last-time buy plan is approved by Nortel Networks, Flextronics shall perform the activities set out in Section 8.4 of the MRSA including executing the last-time buy and such Inventory will be considered End-of-Life Inventory.

(i)	Flextronics / Nortel Networks will discuss and negotiate in good faith so as to arrive at a mutually agreed upon solution with respect to the ownership of last-time-buy material, including but not limited last-time but components.”
(v) Section 8.5. ( Purges ) and section 8.5 shall be replaced with the following:
“Flextronics will not be responsible to keep Class B Inventory at or above the baseline shippable release levels (“Baseline”). Upon either party determining that such Inventory is not at Baseline, Flextronics shall collaborate with Nortel to bring Inventory to Baseline provided that there is a viable upgrade path. Flextronics shall propose via the process outlined in Section 7.2, and Nortel Networks shall pay, for those commercially reasonable costs provided that Nortel Networks has approved those charges.”
(vi) Section 8.7 (Excess Inventory) and section 8.7 shall be replaced with the following: “Nortel Networks shall have no obligation or liability to Flextronics with respect to excess and obsolete Inventory, other than as set out herein.
For every Product sold to Nortel Networks, Flextronics shall be permitted to charge Nortel Networks an uplift percentage applicable on the Product Price. Flextronics will not charge Nortel Networks an uplift percentage applicable on the Product Price during Year 1. Rather, 15 months post the Effective Date, Flextronics will declare the quantity of unconsumed Inventory sold to Flextronics on the Effective Date, of which Nortel Networks will repurchase and move to an alternate location.
An uplift factor will not be applied for raw material to compensate for excess and obsolete inventory (E and O). Nortel Networks and Flextronics will review Quartly E and O material being held by the Calgary Repair Center. Nortel Networks will purchase E and O Inventory, at the original purchase value to the extent that Flextronics has demonstrated commercially reasonable planning and purchasing practices.”
(vii) Section 8.8 (Consigned Inventory) and section 8.8 shall be replaced with the following:

“On the Effective Date, Flextronics will purchase from Nortel Networks, up to a maximum of 10 month’s forecasted quantity of components required to support repair of the Products. All other components will be held by Nortel Networks at an alternate location. Flextronics will purchase such components from Nortel Networks, as if it were Consigned Inventory.
With respect to Consigned Inventory:
(a)	Unless Nortel Networks otherwise directs, Flextronics shall hold such inventory on behalf of and, in the ordinary course of business, at no additional cost to Nortel Networks;

(b)	Flextronics shall keep and care for such Consigned Inventory with the same standard of care as if it were part of the Inventory, including the obligation to hold at Flextronics’ risk and to insure against loss. However, no such Consigned Inventory shall be, nor be deemed to be, a part of the Inventory;

(c)	Flextronics shall repurchase all suitable components from Nortel Networks Consigned Inventory prior to purchasing new material;

(d)	When Flextronics is required to acquire Consignment Inventory, Flextronics will acquire the lesser of all Consigned Inventory or 30 times the Daily Usage Rate.

(e)	Flextronics shall make such purchase at the then current Price unless otherwise agreed by the Parties. Flextronics shall make payment to Nortel Networks for such purchases within forty (40) days thereof;

(f)	In the event Flextronics does not repurchase Consigned Inventory in accordance with the foregoing, Nortel Networks shall be deemed to have sold such Inventory to Flextronics and Flextronics will immediately credit Nortel Networks with the amount attributable to such deemed repurchase;

(g)	Flextronics will be responsible for normal cycle count adjustments for Consigned Inventory. The Parties agree that this cost is included in the Price; and

(h)	If Nortel Networks requires Flextronics to increase the level of Consigned Inventory above the level as of the Effective Date, the Parties will mutually agree if an adjustment is required to the Price.”
viii)	Exhibit 1 – Exhibit 1 of the MRSA (Third Party Management Statement of Work) and Exhibit 1 of the MRSA shall be replaced with Exhibit 1 attached hereto.
ix)	Exhibit 2 – Exhibit 2 of the MRSA (Logistics Statement of Work) and Exhibit 2 of the MRSA shall be replaced with Exhibit 2 attached hereto.

x)	Exhibit 3 – Exhibit 3 of the MRSA (Repair Statement of Work) and Exhibit 3 shall be replaced with Exhibit 3 attached hereto.

xi)	Exhibit 4 – Exhibit 4 of the MRSA (A to B Writedown Templates).

xii)	Exhibit 5 – Exhibit 5 of the MRSA (Metrics and Report Card) and Exhibit 5 shall be replaced with Exhibit 5 attached hereto.

xiii)	Exhibit 6 – Exhibit 6 of the MRSA (Products) and Exhibit 6 shall be replaced with Exhibit 6 attached hereto.
3. For the avoidance of doubt, the varied provisions listed above are incorporated and form part of this Amendment No.2 and except as provided above the MRSA remains unmodified.

This Amendment Number 2 to the Master Repair Services Agreement is hereby executed by the duly authorized representative of each Party.

Flextronics Telecom Systems Ltd.		Nortel Networks Limited

Signed	/s/ M. Marimuthu	Signed	/s/ Joel Hackney

Name	Manny Marimuthu	Name	Joel Hackney
Position	Director	Position	Senior Vice-President, Global Supply Chain and Quality